UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 29, 2016

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Securities Purchase Agreement

On July 29, 2016, Interleukin Genetics, Inc. (the “Company” or “Interleukin”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with various accredited investors (the “Purchasers”), pursuant to which Interleukin sold securities to the Purchasers in a private placement transaction (the “Offering”). Under the terms of the Offering, Interleukin sold an aggregate of 56,262,571 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), at a price of $0.0994 per share (equal to the 5-day VWAP) for gross proceeds of approximately $5.6 million. The Purchasers also received warrants to purchase up to an aggregate of 56,262,571 shares of Common Stock at an exercise price of $0.0994 per share (the “Warrants”). The Warrants are exercisable immediately and have a term of seven (7) years from the date of grant.

Pursuant to the terms of the Purchase Agreement, the number of persons which constitutes the entire Board will remain at eight (8), and shall continue to be composed of:

(i)	two (2) Class I directors with terms ending at the 2016 annual meeting of stockholders, consisting of one independent director (currently William C. Mills III) and one director designated by Pyxis Innovations Inc. (“Pyxis”) (currently Joseph M. Landstra);

(ii)	three (3) Class II directors with terms ending at the 2017 annual meeting of stockholders, consisting of the Company’s Chief Executive Officer (currently Mark B. Carbeau), Kenneth S. Kornman, Ph.D., the Company’s founder and Chief Scientific Officer (for so long as he remains employed by the Company), and one director designated by Bay City Capital Fund V, L.P. (“Bay City”) (currently Dayton Misfeldt); and

(iii)	three (3) Class III directors with terms ending at the 2018 annual meeting of stockholders, consisting of one director designated by Pyxis (currently Roger C. Colman), one independent director (currently James Weaver), and one director designated by Bay City (currently Lionel Carnot).

The Purchase Agreement also provides that a board member designated by Pyxis shall continue to serve on the Audit Committee and a board member designated by Bay City shall continue to serve on each of the Audit Committee, the Compensation Committee and the Nominating Committee. Currently, Joseph Landstra serves as the Pyxis designee on the Audit Committee, Lionel Carnot serves as the Bay City designee on the Audit and Nominating Committees and Dayton Misfeldt serves as the Bay City designee on the Compensation Committee.

In addition, pursuant to the Purchase Agreement, Growth Equity Opportunities Fund III, LLC (“GEOF”) has been granted Board observer rights.

In the Offering, (i) Bay City and an affiliated fund purchased an aggregate of 30,181,086 Shares for an aggregate purchase price of $2,999,999.95 and were issued Warrants to purchase an aggregate of 30,181,086 shares of Common Stock, (ii) GEOF purchased 20,120,724 Shares for an aggregate purchase price of $1,999,999.97 and were issued Warrants to purchase 20,120,724 shares of Common Stock, and (iii) Pyxis purchased 5,030,181 Shares for an aggregate purchase price of $499,999.99 and were issued Warrants to purchase 5,031,181 shares of Common Stock. In addition, members of the Company’s management participated in the Offering as follows:

Purchaser	Shares	Warrants	Purchase Price
James Weaver Chairman of the Board	100,603	100,603	$9,999.94
Mark B. Carbeau Chief Executive Officer	100,603	100,603	$9,999.94
Kenneth S. Kornman President and Chief Scientific Officer	25,150	25,150	$2,499.91
Stephen DiPalma Interim Chief Financial Officer	100,603	100,603	$9,999.94
Lynn Doucette-Stamm VP Development and Clinical Operations	100,603	100,603	$9,999.94

Registration Rights Agreement

On December 23, 2014, the Company also entered into a Registration Rights Agreement with the Purchasers (the “RRA”), pursuant to which the Company is required to file a registration statement on Form S-1 within 45 days to cover the resale of the Shares sold to the Purchasers in the Offering and the shares of Common Stock underlying the Warrants. The failure on the part of the Company to satisfy certain deadlines described in the RRA may subject the Company to payment of certain monetary penalties.

Copies of the Purchase Agreement, the form of Warrant and the RRA are filed herewith as Exhibits 10.1, 4.1 and 10.2, respectively, to this Report and are incorporated herein by reference. The foregoing description of the Offering and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 3.02.	Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The Shares and Warrants were sold in a transaction exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder.

Item 8.01.	Other Events.

On August 1, 2016, the Company issued a press release announcing the Offering. The Company’s press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Form of Warrant issued to the Purchasers.

10.1	Securities Purchase Agreement, dated July 29, 2016, by and among Interleukin and the Purchasers.

10.2	Registration Rights Agreement, dated July 29, 2016, by and among Interleukin and the Purchasers.

99.1	Press Release dated July 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: August 1, 2016	/s/ Mark B. Carbeau
Mark B. Carbeau
Chief Executive Officer